UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 1, 2012

Date of Report (Date of earliest event reported)

Erickson Air-Crane Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-35482	93-1307561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5550 SW Macadam Avenue, Suite 200
Portland, Oregon 97239

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (503) 505-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” and “Erickson” refer to Erickson Air-Crane Incorporated and its subsidiaries on a consolidated basis.

Item 1.01.  Entry into a Material Definitive Agreement.

On October 1, 2012, the Company entered into an Aircraft Purchase Agreement in Respect of One (1) Erickson S-64F Aircraft Manufacturer’s Serial Number 64095 (the “Agreement”) with San Diego Gas & Electric Company (“SDG&E”), pursuant to which the Company will purchase one Erickson model S-64 Aircrane and associated inventory and accessories from SDG&E for a total purchase price of $21.75 million.  The S-64 Aircrane that was the subject of the Agreement was originally purchased by SDG&E from the Company in 2009.  As a result of this transaction, SDG&E’s put option right with respect to the S-64 Aircrane, which would have been exercisable by SDG&E in July of 2013, was extinguished.  Additionally, the Agreement terminated a preexisting cost per hour contract between the Company and SDG&E related to support of this S-64 Aircrane.  The Company and SDG&E have made certain customary representations, warranties and covenants in the Agreement.

The description of the Agreement provided above does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2012.

Item 8.01.                  Other Events.

On October 5, 2012, the Company issued a press release announcing the entry into the Agreement.  A copy of the Company’s press release is furnished herewith as Exhibit 99.1.

Item 9.01.                  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated October 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erickson Air-Crane Incorporated

Dated: October 5, 2012	By:	/s/ Edward Rizzuti
Edward Rizzuti Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 5, 2012.